                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12


                              CCA INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                              CCA INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 21, 2006




TO THE SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of CCA INDUSTRIES, INC., a Delaware corporation (hereinafter, the "Company") will be held on June 21, 2006 , at 2 pm, in the boardroom of the American Stock Exchange, 86 Trinity Place, New York, NY, for the following purposes:

MANAGEMENT PROPOSALS

        1. To elect directors to serve on the Board of Directors for the ensuing year.

        2. To approve management's appointment of KGS LLP, ("KGS") as the Company's independent certified public accountants for the fiscal year ending November 30, 2006.

        Such other business, if any, as may properly come before the meeting or any adjournment thereof, shall also be considered.

        The identified proposals are more fully described, and related information is presented, in the Proxy Statement accompanying this Notice.

        Only shareholders of record at the close of business on May 15, 2006 are entitled to notice of the meeting, and to vote at the meeting and at any continuation or adjournment thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        Ira W. Berman
                                        Chairman of the Board

East Rutherford NJ
May 15, 2006





--------------------------------------------------------------------------------
        WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES AND IN THE ENVELOPE PROVIDED THEREFOR.
--------------------------------------------------------------------------------

                              CCA INDUSTRIES, INC.
                        EAST RUTHERFORD, NEW JERSEY 07073
                              WWW.CCAINDUSTRIES.COM

                            -------------------------

                                 PROXY STATEMENT

                            -------------------------

        The enclosed proxy is solicited on behalf of the Board of Directors of CCA INDUSTRIES, INC., a Delaware corporation (hereinafter, the "Company"), for use at its Annual Meeting of Shareholders to be held on June 21, 2006 at 2 pm, in the boardroom of the American Stock Exchange, 86 Trinity Place, New York, NY. Shareholders of record on May 15, 2006 will be entitled to vote.

        The Company intends to mail this Proxy Statement and the Company's Annual Report for the 2005 fiscal year, on or about May 18, 2006.

                                   I. GENERAL

        A. VOTING

        The Company, as provided in and by its Certificate of Incorporation, has two authorized classes of common stock, denominated Common Stock and Class A Common Stock, and one authorized class of preferred stock, denominated Preferred Stock.

        On April 5, 2006, there were 6,053,643 shares of Common Stock and 967,702 shares of Class A Common Stock outstanding.

        At the date of this statement, no Preferred Stock is issued, and the Board has no pending negotiation or plan concerning any expected issuance of Preferred Stock.

        Owners of Common Stock and owners of Class A Common Stock are entitled to one vote for each share of stock held, and the voting and other rights of each class are equivalent except in respect to the election of directors.

        In respect to the election of directors, the Class A Common Stock shareholders have the right to elect four directors and the Common Stock shareholders have the right to elect three.

        A quorum, counting proxies and shares represented in person, is necessary to the voting upon proposals proposed by Management, and other business that may properly come before the Annual Meeting. Fifty percent (50%) of all outstanding shares constitutes a quorum for all purposes of the annual meeting. In respect thereof, fifty percent (50%) of the outstanding shares of Common Stock is a quorum for the election of directors to be elected by the holders of Common Stock, and Fifty percent (50%) of the outstanding shares of Class A Common Stock is a quorum for the election of directors to be elected by holders of Class A Common Stock.

        Nonvoting of shares (whether by abstention, broker non-vote or otherwise), other than the potential effect of denying a quorum, has no impact on voting.

        B. SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND 5% OWNERS

        The following table sets forth certain information regarding the ownership of the Company's Common Stock and Class A Common Stock as of April 5, 2006 by (i) all those known by the company to be owners of as much as five (5%) percent of the outstanding shares of Common Stock and/or Class A Common Stock,
(ii) Each Officer and Director, and (iii) Officers and Directors as a group. Moreover, it presents individual ownership of "Option Shares," and the aggregate Option Shares ownership of Officers and Directors (with Option Shares representing the number of shares purchasable upon exercise of options exercisable within 60 days). Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares owned (subject to community property laws, where applicable), and is the beneficial owner of them.

                                                                                          Ownership
                                                                                        Percentage of
                                                                                          All Shares
                                        Number of Shares Owned                           Outstanding/
                                     ---------------------------                           Assuming
                                                      Class A                              Ownership
Name and Address                     Common Stock   Common Stock   Option Shares    Option Shares Exercise
----------------                     ------------   ------------   -------------    ----------------------
David Edell                               146,609        484,615          25,000           9.0/9.1%
c/o CCA Industries, Inc.

Ira W. Berman                             160,533        483,087          25,000           9.2/9.3%
c/o CCA

Drew Edell                                 98,108              -          15,000           1.4/1.6%
c/o CCA

Dunnan Edell                               60,894              -          70,000           .9/1.8%
c/o CCA

Jack Polak                                 28,254              -          25,000            .4/.7%
c/o CCA

Stanley Kreitman                           24,392              -               -            .3/.3%
c/o CCA

Robert Lage                                     -              -               -           0.0/0.0%
c/o CCA

John Bingman                                    -              -          10,000            .0/.1%
c/o CCA

Elias Ciudad                                    -              -          10,000            .0/.1%
c/o CCA

Officers & Directors                      518,790        967,702         180,000
As a Group (9 persons)

Alexander Enterprise Holdings Inc
1114 Ave of the Americas                  310,800              -               -          See Note (1)
New York, NY 10036

                                   TABLE NOTES

        The numbers shown as "Option Shares" assume that the unexercised options, exercisable within 60 days have been exercised (and, that subject shares, not actually owned, are actually owned). The percentage ownership figure, "Assumed Ownership-Option Shares," aggregates the assumptions for the group of Officers and Directors and, for each individual owner, presents a measurement which assumes that the particular individual has exercised such options and purchased subject shares, but that no other owner of such options has "exercised and purchased." The category "as a group" assumes exercise of all unexercised options by table-represented parties. See Section IV with reference to the options outstanding.

        David Edell and Ira Berman own all of the outstanding shares of Class A Common Stock.

        Messrs. David Edell, Dunnan Edell, and Ira W. Berman were officers and directors in fiscal 2005. Drew Edell and John Bingman are officers. Messrs. Polak, Kreitman and Lage are directors.

        (1) Alexander Enterprise Holdings Corp. is a British Virgin Island corporation, a wholly owned subsidiary of Berggruen Holdings Ltd, a British Virgin Islands corporation. All of the shares of Berggruen Holdings Ltd. are owned by Terragona Trust, a British Virgin Island trust. The trustee of Terragona Trust is Maitland Trustees Limited, a British Virgin Island corporation.

        Alexander Enterprise Holdings Corp is the beneficial owner of 5.1% of the common stock excluding Class A and 4.4% of all shares outstanding.

D. EXECUTIVE COMPENSATION

        I. SUMMARY COMPENSATION TABLE

        The following table summarizes compensation earned in the 2005, 2004 and 2003 fiscal years by all of the executive officers whose fiscal 2005 compensation exceeded $100,000, including the Chief Executive Officer (the "Named Officers").

                                            ANNUAL COMPENSATION
                                            -------------------

NAME AND PRINCIPAL POSITION                 YEAR               SALARY           BONUS      OTHER (I)
---------------------------                 ----               ------           -----      ---------
David Edell,                                2005              $695,738         $510,857     $40,752
Chief Executive                             2004               656,357          573,543      38,294
Officer                                     2003               619,205          459,240      39,476

Ira. W. Berman,                             2005              $695,738         $510,857     $30,256
Secretary and                               2004               656,357          573,543      24,739
Executive                                   2003               619,205          459,240      29,499

Dunnan Edell,                               2005              $300,000         $120,000     $12,317
President & COO                             2004               312,692           95,000       5,305
                                            2003               282,692           50,000      11,391

Stephen Heit                                2005(ii)          $110,000         $ 15,000     $ 3,721
CFO & Executive
Vice President

Drew Edell                                  2005              $243,269         $ 60,000     $ 8,867
Executive Vice President,                   2004               222,596           50,000       1,951
Research & Development                      2003               200,000           25,000       5,081

John Bingman                                2005              $111,980         $ 45,000     $ 1,587
Treasurer, Vice                             2004               111,980           40,000       1,005
President, Planning                         2003               105,128           25,000       2,696

Elias Ciudad                                2005              $ 90,000         $ 40,000     $ 8,032
Vice President,                             2004                88,269           35,000       1,687
MIS                                         2003                81,000           25,000         659

Joel Last,                                  2005              $171,838         $ 50,881     $ 6,020
Vice President,                             2004               167,077           40,900         185
Sales                                       2003               160,000           32,000       4,833

---------------------
(i) Includes the personal-use value of Company-leased automobile, the value of Company-provided life insurance, and health insurance that is made available to all employees.
(ii)    Mr. Heit commenced employment on May 1, 2005.

        II. FISCAL 2005 OPTION GRANTS AND OPTION EXERCISES, YEAR-END OPTION VALUATIONS, OPTION REPRICING

        A. OPTIONS ISSUED TO NAMED OFFICERS AND DIRECTORS DURING 2004

                              DATE OF        NO. OPTIONS
                               GRANT           GRANTED         PRICE
        David  Edell         6/16/2004          25,000         $9.00
        Ira W. Berman        6/16/2004          25,000         $9.00
        Dunnan Edell         6/16/2004          15,000         $8.25
        Drew Edell           6/16/2004          15,000         $8.25
        John Bingman         6/16/2004          10,000         $8.25
        Elias Ciudad         6/16/2004          10,000         $8.25

        B. THERE WERE NO NEW OPTIONS ISSUED TO NAMED OFFICERS AND DIRECTORS DURING 2005.

        The next table identifies 2005 fiscal-year option exercises by Named Officers and reports a valuation of their options.

                     FISCAL 2005 AGGREGATED OPTION EXERCISES
                       AND NOVEMBER 30, 2005 OPTION VALUES

                                                     NUMBER OF SHARES        VALUE OF
                                                        COVERED BY         UNEXERCISED
                     NUMBER OF                          UNEXERCISED       IN-THE-MONEY
                  SHARES ACQUIRED                       OPTIONS AT          OPTIONS AT
                    ON EXERCISE     VALUE REALIZED     NOV. 30, 2005     NOV. 30, 2005(1)
                    -----------     --------------     -------------     ----------------
David Edell             65,000         $ 705,700           47,500            $175,050
Ira W. Berman           59,000         $ 651,700           53,000            $217,840
Dunnan Edell                 -              -              90,000            $583,500
Drew Edell                   -              -              15,000                  -
Jack Polak                   -              -              25,000            $194,500
John Bingman                 -              -              10,000                  -
Elias Ciudad                 -              -              10,000                  -

---------------------
(1) Represents the difference between market price and the respective exercise prices of options at November 30, 2005.

The following table identifies the stock options held by the Named Officers and all other officers and directors, the exercise prices of which have been reduced during the past 10 years.

                                REPRICED OPTIONS
                                    ORIGINAL

                   NUMBER OF SHARES    GRANT DATE    PRICE     DATE REPRICED - NEW PRICES
                   ----------------    ----------    -----     --------------------------
David Edell             100,000        Aug. 1 1997   $2.50        5/24/01         $.50
Ira W. Berman           100,000        Aug. 1 1997   $2.50        5/24/01         $.50
Dunnan Edell             50,000        Aug. 1 1997   $2.50        5/24/01         $.50
Drew Edell               50,000        Aug. 1 1997   $2.50        5/24/01         $.50
Stanley Kreitman         25,000        Aug. 1 1997   $2.50        5/24/01         $.50
Dunnan Edell             25,000        June 1 1995   $4.50        5/24/01         $.50
Drew Edell               25,000        June 1 1995   $4.50        5/24/01         $.50
Rami Abada               25,000        Aug. 1 1997   $2.50        5/24/01         $.50
Jack Polak               25,000        Aug. 1 1997   $2.50        5/24/01         $.50

---------------------
(1) On November 3, 1998, the full Board of Directors authorized the repricing in consequence of a declining market valuation, inconsistent with the Company's realizable value. The market price of the Common Stock at the date of repricing was $1.00; and, at that date, the original option terms (10 years from August 1, 1997) had approximately 8 years and 10 months to run. When the options were originally issued, on August 1, 1997, the market price of the Company's Common Stock was $2.50. On May 24, 2001, the company repriced the options again when the market price was $.50.

(2) On June 10, 2000, the full Board of Directors authorized the repricing in consequence of a declining market valuation, inconsistent with the Company's realizable value. The market price of common stock at the date of repricing was $1.10; and at that date the original terms (5 years from June 10, 1995) were extended for an additional 5 years. When the options were originally issued on June 10, 1995, the market price of the Company's common stock was $3. On May 24, 2001, the Company repriced the options again when the market price was $.50, and changed the expiration date to August 1, 2007.

        III. COMPENSATION OF DIRECTORS

        Each outside director (Messrs. Kreitman, Polak, and Lage) was paid between $2,500 and $5,000 for their attendance of board meetings in fiscal 2005 (without additional compensation for committee meetings). Robert Lage, as chairman of the audit and compensation committee, provided review services for which he received an additional $30,000.

        IV. EXECUTIVE COMPENSATION PRINCIPLES; AUDIT AND COMPENSATION COMMITTEES

        The Audit Committee and the Compensation Committee is comprised of Messrs. Stanley Kreitman, Jack Polak, and Mr. Robert Lage. (See Proposal No. 1. Included therein, in the biographies of the persons proposed for election to the Board, are particular "Credentials" of Messrs. Kreitman, Polak and Lage.)

        (An Audit Committee Charter was adopted by the full Board of Directors in fiscal 2000, and a copy of it was appended to the Proxy Statement disseminated for and in respect of the Company's 2001 Annual Meeting and was subsequently amended to conform to the current regulations.)

        Regarding fiscal 2005, the Audit Committee (a) reviewed and discussed the Company's audited financial statements, with management; (b) received and discussed the information required to be discussed, pursuant to Auditing Standards and S.E.C. regulations, with the Company's independent auditors; (c) received written disclosures, and the letter concerning same, from the independent auditors as required by S.E.C. regulations and described by Independence Standard Board Standards; (d) discussed the independence of the auditors, with the auditors; and (e) recommended that the audited financial statements be included in the Company's Annual Report on Form 10-K.

        V. EMPLOYMENT CONTRACTS/COMPENSATION PROGRAM

        The Company's Executive Compensation Program, administered by the Compensation Committee (the membership of which is the same as the Audit Committee), is based on guiding principles designed to align executive compensation with Company values and objectives, business strategy, management initiatives, and financial performance, and has an established program to:

o Reward executives for long-term strategic management and the enhancement of shareholder value.

o Integrate compensation programs with both the Company's annual and long-term strategic planning.

o Support a performance-oriented environment that rewards performance not only with respect to Company goals, but also Company performance as compared to industry-performance levels.

        The total compensation program consists of both cash and equity based compensation. The Compensation Committee determines the level of salary and bonuses, if any. The Committee determines the salary or salary range based upon competitive norms. Actual salary changes are based upon performance.

        On March 17, 1994, the Board of Directors approved l0-year employment contracts (herein below, the "Edell/Berman Contracts") for David Edell and Ira Berman (with Mr. Edell and Mr. Berman abstaining). Pursuant thereto, each was provided a base salary of $300,000 in fiscal 1994, with a year-to-year CPI or 6% increment, plus 2.5% of the Company's pre-tax income, less depreciation and amortization (the "2.5% measure"), plus 20% of the base salary, as bonus.

        In February 1999, the 2.5% measure in the bonus provisions of the Edell/Berman Contracts was amended so as to calculate it against earnings before income taxes, less depreciation, amortization, and expenditures for media and cooperative advertising in excess of $8,000,000.

        On May 24, 2001, the Edell/Berman Contracts were amended to increase their base annual salaries to $400,000, and to extend the terms through November 30, 2007, and on October 16, 2002, their contracts (otherwise unamended), were extended to December 1, 2010.

        David Edell's sons, Dunnan Edell and Drew Edell have 5-year employment contracts that expire November 30, 2007, providing base annual salaries of $270,000 and $200,000, respectively. On July 1, 2003, Dunnan Edell's salary was increased to $300,000, and on January 5, 2004, Drew Edell's salary was increased to $225,000 and it 2005, it was increased to $250,000. On February 10, 2006, the employment contracts of Dunnan Edell, President and COO and Drew Edell, Executive Vice President were extended to December 1, 2010.

        VI. STOCK OPTION PLANS

        Long-term incentives are provided through the issuance of stock options.

        The Company's 1994 Stock Option Plan covered 1,000,000 shares of its Common Stock. (The 1994 Plan has expired; but there are 80,000 stock options issued under the 1994 Plan outstanding, and yet exercisable to purchase 80,000 shares of Common Stock at $0.50 per share and 10,000 shares at $2.50 per share.)

        On July 9, 2003, the Company's 2003 Stock Option Plan was approved by the shareholders at the Company's Annual Meeting. The Stock Option Plan covers 1,000,000 shares of the Company's stock. 105,000 options were issued on March 9, 2004, 50,000 were exercisable at $9.00 per share: 25,000 each to David Edell and Ira W. Berman. The remaining 55,000 shares were exercisable at $8.25 as follows:
15,000 shares were issued each to Dunnan Edell and Drew Edell and 10,000 each to John Bingman and Elias Ciudad and 5,000 shares to a consultant to the Company. On August 25, 2004, another 19,000 shares were issued and outstanding to key employees exercisable at $7.50 per share.

The 1994 and Amended and Restated 2003 Stock Option Plans provide:

(1) for the granting of two types of options: "Incentive Stock Options" and "Nonqualified Stock Options". The Incentive Stock Options (but not the Nonqualified Stock Options) are intended to qualify as "Incentive Stock Options" as defined in Section 422(a) of The Internal Revenue Code. The Plans are not qualified under Section 401(a) of the Code, nor subject to the provisions of the Employee Retirement Income Security Act of 1974.

(2) For option grants to employees (including officers and directors who are also employees) and consultants of the Company (provided, however, that Incentive Stock Options may not be granted to any non-employee director or consultant).

                          STOCK OPTION PLAN INFORMATION

                                            (a)                        (b)                       (c)
-----------------------------------------------------------------------------------------------------------------
Plan Category..................     No. of Securities to be    Weighted average         No. of securities
                                    issued upon exercise       exercise price of        remaining available
                                    of outstanding options     outstanding options      for future issuance
                                                               warrants and rights      under equity
                                                                                        compensation plans
                                                                                        (excluding securities
                                                                                        reflected in column (a)
-----------------------------------------------------------------------------------------------------------------
Stock Option Plan..............     90,000                     $0.78
approved by security
holders in 1994
-----------------------------------------------------------------------------------------------------------------
Stock Option Plan..............     119,000                    $8.45                     876,000
approved by security
holders in 2003 and
amended in 2004
-----------------------------------------------------------------------------------------------------------------

                     AMENDMENT TO THE 2003 STOCK OPTION PLAN
                  APPROVED BY SECURITY HOLDERS ON JUNE 15, 2004

The following is a brief description of certain important features of the Amended and Restated 2003 Stock Option Plan.

The amended plan allows the administrative committee additional incentives to keep personnel so that in the committee's discretion, they can offer incentive stock options, nonqualified stock options restricted shares and/or stock appreciation rights.

Under the new regulations, the issuance of incentive stock options or nonqualified options required an immediate cost to the statement of operations of the value of the options issued. The restricted shares and stock appreciation rights do not require the expense upon issuance, but only upon the vesting of the restricted shares or the stock appreciation rights. Under the new regulations, a company must report the value of the ISOs or nonqualified stock options as expenses upon issuance in the period in which the options were issued. Under certain restricted provisions, the restricted shares and the stock appreciation rights, the committee has the right, in their discretion, to require certain performance standards before the vesting of either the restricted shares or the stock appreciation rights. The committee will provide the performance qualifications for the vesting and/or exercise which may include, but are not limited to, (a) revenue growth of the company, (b) earnings per share, (c) EBITDA, (d) term, (e) stock price appreciation, (f) cap on the number of shares to be issued, (g) term of vesting and the amount of shares that may be exercised in any one fiscal year. The Company has been advised that depending on the performance restricted issued required for the vesting and the exercise, (subject to IRS approval), the value of the issuance of the restricted shares and/or stock appreciation rights may not be determinable for the purposes of an expense to the Company's statement of operations upon issuance.

        EFFECT OF ISSUANCE OF RESTRICTED SHARES ON STATEMENT OF OPERATIONS

In order to not create a stock option which may be charged against the statement of operations when issued, the restricted shares must require certain delineated performance standards so that the restricted shares cannot be qualified as having a definable accounting value. When all performance standards are met, the company will be required to report the value of restricted shares as an expense on the date of performance or on the date of vesting. However, there is no assurance that the decision of the committee will be accepted by accounting standards under the new regulations to defer the exact date of the values of the restricted shares or the stock appreciation rights must be taken on the company's statement of operations.

        EFFECT OF ISSUANCE OF STOCK APPRECIATION RIGHTS ON STATEMENT OF
OPERATIONS

Stock appreciation rights means a right granted to receive a payment in cash or in stock to the excess of the fair market value of the stock on the date of exercise over the purchase price of the stock on the date of the issuance of the stock on the date of grant. The dilution to the company on the date of issuance of the stock pursuant to the stock appreciation rights grants is to the extent that the excess of increase in the value of the stock is the value of the stock price times the number of units issued. That quotient determines the number of shares that the company must issue at the fair market value on the date of exercise. The dilution of the stock appreciation rights shares is substantially less to the company than the dilution on the issuance of shares pursuant ISOs and nonqualified stock options. However, there is no assurance that the decision of the committee will be adopted by accounting standards under the new regulations to defer the exact date of the values that the stock appreciation rights granted on the Company's statement of operations.

        FEDERAL INCOME TAX CONSEQUENCES OF THE LONG-TERM EQUITY COMPENSATION
PLAN

INCENTIVE STOCK OPTIONS. The grant of an option is not a taxable event for the grantee or the Company. With respect to "incentive stock options," a grantee will not recognize taxable income upon grant to exercise of an incentive option, and any gain realized upon a disposition of shares received pursuant to the exercise of an incentive option on the exercise date over the option will be taxed as long term capital gain if the grantee holds the shares for at least two years after the date of grant and for one year after the date of exercise. However, the excess of the fair market value of the shares subject to an incentive option on the date of exercise over the option exercise price generally will be included in the grantee's alternative minimum taxable income for the purposes of the alternative minimum tax. This excess increases the grantee's basis in the shares for purposes of the alternative minimum tax but not for the purposes of the regular income tax. A grantee may be entitled to a credit against regular tax liability in future years for minimum taxes paid with respect to the exercise of incentive options (e.g., for a year in which the shares are sold at a gain). The Company and its subsidiaries will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive option held for the requisite holding period. If the grantee fails to hold the shares for the requisite holding period, the exercise of the incentive option will have the same tax treatment as the exercise of a non-qualified option.

For the exercise of an incentive option to qualify for the foregoing tax treatment, the grantee generally must be an employee of the Company or a subsidiary from the date the option is granted through a date within three months before the date of exercise. There is no difference in the treatment for one who terminates employment prior to or after attaining normal retirement age. In the case of a grantee who is disabled, this three-month period is extended to one year. In the case of an employee who dies, the three-month period and the holding period for shares received pursuant to the exercise of the option are waived.

NON-QUALIFIED OPTIONS. Upon exercising a non-qualifying option, a grantee generally will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of grant. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, it will be entitled to a business expense deduction in the same amount, subject to applicable limitations on the deduction of amounts becoming vested as a result of a change of control. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualifying option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

RESTRICTED STOCK. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Common Stock on the date of the award (less the purchase price, if any), will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common Stock is subject to restrictions will be subject to withholding taxes. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Under Section 409A of the Internal Revenue Code, deferred compensation is subject to immediate taxation and a 20% excise tax unless the arrangement complies with Section 409A both by its terms and in operation. Good faith operational compliance is required as of January 1, 2005, while applicable documents need not be amended until December 31, 2005.

Internal Revenue Service Notice 2005-1 provides that stock appreciation rights ("SARs") will be subject to immediate taxation and an excise tax under Section 409A except for SARs of a public company that can only be exercised for stock. Although this guidance is preliminary, under the current state of the law, the grant of a SAR that could be exercised for cash will subject the recipient to tax on the value of the SAR as well as a 20% excise tax. Under the American Jobs Creation Act of 2004 deferred compensation is taxed if a SAR is exercised in exchange for cash but exempted from tax on deferred compensation if exercised for stock.

        VII. PERFORMANCE GRAPH

        Set forth below is a line graph comparing cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of companies in the NASDAQ Stock Market (U.S.) and the cumulative total return of Dow Jones's Cosmetics/Personal Care Index.





                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
        AMONG CCA INDUSTRIES, INC., THE DOW JONES US TOTAL MARKET INDEX
                 AND THE DOWN JONES US PERSONAL PRODUCTS INDEX






                               [PERFORMANCE GRAPH]






CCA Industries - ASE

                                                        Cumulative Total Return
                                 ----------------------------------------------------------------------
                                    11/00       11/01       11/02       11/03       11/04       11/05
CCA INDUSTRIES, INC.               100.00      187.81      240.68     1069.79     1624.54     1240.82
DOW JONES US TOTAL MARKET          100.00       88.29       73.94       87.01       98.55      108.41
DOW JONES US PERSONAL PRODUCTS     100.00       98.82       92.87      106.99      119.93      132.33

E. THE BOARD OF DIRECTORS AND STANDING COMMITTEES

        The Company's Board of Directors has no nominating committee. Its Audit and Compensation Committee members are Messrs. Stanley Kreitman, Jack Polak, and Robert Lage.

F. RELATED DIRECTORS AND/OR OFFICERS

        David Edell is the Company's Chief Executive Officer. He is also a director. Dunnan Edell and Drew Edell are his sons. Dunnan Edell is President and COO of the Company and a director. Drew Edell is the Vice-President of Research and Development.

G. AUDIT FEES

        KGS LLP served as the Company's independent auditors for 2005. The services performed by KGS LLP in this capacity included conducting an audit in accordance with generally accepted auditing standards of, and expressing an opinion on, the Company's consolidated financial statements.

        KGS LLP fees for professional services rendered in connection with (a) the audit and review of Forms 10-K and all other SEC regulatory filings were $227,803 for the 2005 fiscal year, (b) Federal and State tax return preparation and other tax matters for the 2005 were $51,235. . The Audit Committee considered all fees paid to KGS LLP in recent years, and in the 2005 fiscal year, and concluded that no fee-issue threatens their `independence.'

H. REVOCABILITY OF PROXIES

        Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before its exercise. Thus, it may be revoked prior to its exercise by the filing of an instrument of revocation, or a duly executed proxy bearing a later date, with the Secretary of the Company at the Company's principal executive office. A proxy holder can also revoke a filed proxy by attending the meeting and voting in person.

I. SOLICITATION OF PROXIES

        It is estimated that the costs associated with proxy solicitation will be approximately $15,000. The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others, for forwarding of such material to beneficial owners. The Company may reimburse such persons their forwarding costs. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

J. SHAREHOLDER PROPOSALS FOR THE YEAR 2007

        Proposals of shareholders that are intended to be presented at the Company's year 2007 Annual Meeting of Shareholders must be received by the Company no later than February 13, 2007 in order to be included in the Company's proxy materials relating to that meeting.

                            II. MANAGEMENT PROPOSALS
                                 PROPOSAL NO. 1
                      NOMINATION AND ELECTION OF DIRECTORS

        All seven seats on the Company's Board of Directors are subject to one - year terms and annual election. Four are subject to election by holders of Class A Common Stock and three by holders of Common Stock. Each director holds office until the next Annual Meeting of Shareholders and until a successor is elected and has qualified, or until death, resignation or removal.

        The four nominees proposed for election by the holders of the Company's Class A Common Stock (David Edell, Ira Berman, Jack Polak and Stanley Kreitman) already serve as directors. The three proposed for election by the holders of Common Stock, (Dunnan Edell, Gio Batta Gori, PhD and Robert Lage) were recommended by the nominating committee. Drew Edell was asked to step aside as a director because he is not deemed a "disinterested party" under the new regulations promulgated by the Security and Exchange Commission and the American Stock Exchange. The New regulations require that the board of directors be constituted by a majority of independent directors.

        Set forth below is information regarding all nominees, including information they have furnished concerning their principal occupations and certain other directorships, and their ages as of May 1, 2005. (The stock ownership of each of the nominees is presented above, under "Share Ownership of Directors, Officers and 5% Owners.")

        A. CLASS A COMMON STOCK NOMINEES

        (No vote or proxy is solicited in respect of the Class A nominees, since two of them - Messrs. Berman and David Edell - own all of the Class A Common Stock shares, and they have jointly proposed themselves, Mr. Polak and Mr. Kreitman, for re-election.)

        David Edell, age 74, is a director, and the Company's Chief Executive Officer. Prior to his association with the Company he was a marketing and financial consultant; and, by 1983, he had extensive experience in the health and beauty aids field as an executive director and/or officer of Hazel Bishop, Lanolin Plus and Vitamin Corporation of America. In 1954, David Edell received a Bachelor of Arts degree from Syracuse University.

        Ira W. Berman, age 74, is the Company's Executive Vice President and Corporate Secretary. He is also Chairman of the Board of Directors. Mr. Berman is an attorney who has been engaged in the practice of law since 1955. He received a Bachelor of Arts Degree (1953) and Bachelor of Laws Degree (1955) from Cornell University, and is a member of the American Bar Association.

        Jack Polak, age 93, has been a private investment consultant since April 1982. He was knighted by Queen Beatrix of the Netherlands for his efforts on behalf of the Anne Frank Center, USA, for which he still actively works, and is Chairman Emeritus, and holds a tax certification in The Netherlands. He was a director and member of the Audit and Compensation Committee of K.T.I. Industries, Inc., from February 1995 until 1999, when K.T.I., a waste-to-energy business was `taken over' by Casella Industries. From 2000 until 2002, he was a director of Oakhurst Industries, a public company that owns an automotive accessories distributor, a waste-to-energy tire facility, and a road construction company.

        Stanley Kreitman, age 73, has been Vice Chairman of the Board of Manhattan Associates, an equity investment firm, since 1994. He is also a director of Medallion Financial Corp., an SBIC. Mr. Kreitman has been Chairman of the Board of Trustees of the New York Institute of Technology since 1989, and of Crime Stoppers Nassau County (NY), since 1994. Since February 1999 and June 1999, respectively, he has been a member of the Board of Directors of K.S.W. Corp. and P.M.C.C. Mortgage Corp. He is also a director and/or executive committee member of the following organizations: The New York City Board of Corrections, Bank Hapdalim USA (Signature Bank), The New York College of Osteopathic Medicine, and the Police Athletic League. From 1975 until 1993, he was President of United States Banknote Corporation, a securities printer.

        B. COMMON STOCK NOMINEES

        The board of directors' nominees, to be voted upon as directors and to be approved by the common stock shareholders, were presented to and endorsed by the Nominating Committee consisting of two independent directors for the Company, Jack Polak and Stanley Kreitman.

        Dunnan Edell, age 50, President and COO, is the son of David Edell and the brother of Drew Edell. He is a graduate of George Washington University. He has been a director since 1994. Appointed to President in 2003, he joined the Company in 1984 and was appointed Divisional Vice-President in 1986. He was employed by Alleghany Pharmacal Corporation from 1982 to 1984 and by Hazel Bishop from 1977 to 1981.

        Dr. Gori, 75, is president of the Health Policy Center, Bethesda, Maryland, a consulting group in toxicology, epidemiology, nutrition, and related scientific, industrial, and regulatory issues. Advisor to major corporations worldwide, his previous experiences include directing the Franklin Institute Policy Analysis Center, and executive positions at the National Cancer Institute as Deputy Director of the Division of Cancer Causes and Prevention, Director of the Smoking and Health Program, Director of the Diet, Nutrition and Cancer Program. He held earlier positions in the pharmaceutical and biologics industry, and in academia. Recipient of the U.S. Department of Health Education and Welfare Superior Service Award, he is active in toxicology, carcinogenesis, nutrition, tobacco, and environmental issues. He has been a two-term President of the International Society of Regulatory Toxicology and Pharmacology, is a member of scientific societies, fellow of the Academy of Toxicological Sciences, funding and former editor of the journal NUTRITION AND CANCER, and editor of the journal REGULATORY TOXICOLOGY AND PHARMACOLOGY.

        Robert A. Lage, age 69, a retired CPA, was a partner at PriceWaterhouseCoopers Management Consulting Service prior to his retirement in 1997. He has been engaged in the practice of public accounting and management consulting since 1959. He received a BBA from Bernard Baruch College of The City University of New York in 1958.

AUDIT, COMPENSATION AND NOMINATING COMMITTEE CREDENTIALS

        Stanley Kreitman, former president of a national bank, will qualify as a "financial expert" as the same is proposed by the S.E.C. in its Release No. 34 - 46701(October 22, 2002). Mr. Kreitman is "independent" as defined by Section 121(A) of The American Stock Exchange's Listing Standards and, thus, S.E.C. Rules. (In fact, the subject definitions detail relationships etc. that `define' non-independence. No issue `thereunder' is `presented' by Mr. Kreitman --or, see below, by Mr. Polak, or Mr. Lage).

        In any event, Mr. Kreitman qualifies `under' existing AMEX/Audit Committee/financial `sophistication' rules as `having past employment experience or background which results in financial sophistication...'- as do Mssrs. Polak and Lage (as next presented).

        Jack Polak is a certified Dutch tax consultant and a member of the Association of Certified Tax Accountants. As shown above he is both "independent" and AMEX-qualified as financially sophisticated.

        Robert A. Lage, as shown above, is both "independent" and AMEX-qualified as financially sophisticated.

        Dr. Gio Batta Gori, recommended as a nominee by the nominating committee is deemed "independent" as that term is defined under the new regulations.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH OF THE COMMON STOCK NOMINEES AS PROPOSED IN THIS PROPOSAL NO. 1. A MAJORITY OF THE COMMON STOCK VOTE IS REQUIRED FOR APPROVAL.

                                 PROPOSAL NO. 2

                       APPROVAL OF APPOINTMENT OF AUDITORS

        The Board of Directors has appointed the firm of KGS LLP, independent certified public accountants (the "Auditors"), to audit the accounts and certify the financial statements of the Company for the fiscal year ending November 30, 2006. The appointment shall continue at the pleasure of the Board of Directors, subject to approval by the shareholders. The Auditors (and its predecessor, Sheft Kahn and Company, LLP) have acted as the Company's auditors since 1983.

        The Board of Directors expects that one or more representatives of the Auditors will be present at the meeting. The Auditors will then be given the opportunity to make a statement, and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2. A MAJORITY OF THE AGGREGATED CLASS A COMMON STOCK AND COMMON STOCK VOTE IS REQUIRED FOR APPROVAL.

                                I. OTHER MATTERS


        The Board of Directors knows of no other matters to be presented, but if any other matters properly come before the Annual Meeting, it is intended that the persons holding proxies will vote thereon in accordance with their best judgments.

        When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors.

                               II. CERTAIN REPORTS

        Based upon the reports furnished to the Company, all reports required to be filed during or concerning the Company's 2004 fiscal year, by officers, directors and principal shareholders, pursuant to Section 16 of the Securities Exchange Act of 1934 (Form 3, Initial Statement of Beneficial Ownership; Form 4, Statement of Changes of Beneficial Ownership; and Form 5, Annual Statement of Beneficial Ownership), were timely filed with the Securities and Exchange Commission.



                                        By Order of the Board of Directors

                                        /s/ Ira W. Berman

                                        Ira W. Berman,
                                        CHAIRMAN OF THE BOARD OF DIRECTORS


East Rutherford, New Jersey
May 15, 2006

                                                  ANNUAL MEETING OF SHAREHOLDERS OF

                                                        CCA INDUSTRIES, INC.

                                                            June 21, 2006








                                                     Please date, sign and mail
                                                       your proxy card in the
                                                      envelope provided as soon
                                                            as possible.



                               Please detach along perforated line and mail in the envelope provided.


------------------------------------------------------------------------------------------------------------------------------------
                                  THE BOARD OF DIRECTORS RECOMMENDS A "FOR" VOTE FOR ALL PROPOSALS.
    PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             FOR  AGAINST  ABSTAIN
1. To elect directors to serve on the Board of                   2. To approve management's appointment of   [ ]    [ ]      [ ]
   Directors for the ensuing year.                               KGS LLP ("KGS"), as the Company's
                                                                 independent certified public accountants
                     NOMINEES:                                   for the fiscal year ending November 30, 2006.
   [ ] FOR ALL NOMINEES           O Gio Batta Gori, Ph.D.
                                  O Robert Lage                  To grant the proxy the power to vote in his discretion upon such
   [ ] WITHHOLD AUTHORITY         O Dunnan Edell                 other matters as may properly come before the Meeting or any
       FOR ALL NOMINEES                                          adjournment thereof.

   [ ] FOR ALL EXCEPT                                            THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED,
       (See instructions below)                                  THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

                                                                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
                                                                 DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED
                                                                 ENVELOPE SO THAT YOUR VOTE WILL BE COUNTED.
INSTRUCTION: To withhold authority to vote for any
individual nominee(s), mark "FOR ALL EXCEPT" and fill
in the circle next to each nominee you wish to withhold,
as shown here: O
-------------------------------------------------------------











-------------------------------------------------------------
To change the address on your account, please check the
box at right and indicate your new address in the address [ ]
space above. Please note that changes to the registered
name(s) on the account may not be submitted via this method.
-------------------------------------------------------------
                         -----------------------      ----------                            -----------------------        ---------
Signature of Shareholder                         Date:             Signature of Shareholder                           Date:
                         -----------------------      ----------                            -----------------------        ---------

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                              CCA INDUSTRIES, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, revoking all prior proxies, hereby appoints David Edell and Ira W. Berman, and each of them, proxies and attorneys in fact, with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CCA INDUSTRIES, INC., to be held in the boardroom of the American Stock Exchange, 86 Trinity Place, New York, NY, on June 21, 2006 at 2 p.m., and to vote as directed on the reverse side upon the proposals, and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof (all as more fully set forth in the Notice of Meetng and Proxy Statement, receipt of which is hereby ackowledged).

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED "FOR" THE ELECTION OF GIO BATTA GORI, PH.D., ROBERT LAGE AND DUNNAN EDELL AS DIRECTORS, AND "FOR" THE APPOINTMENT OF KGS LLP.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)